Lake Shore Bancorp, Inc. Reports Third Quarter 2017 and Year to Date Earnings and Declares Dividend

DUNKIRK, N.Y.— October 26, 2017—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the third quarter of 2017 and the nine months ended September 30, 2017.

2017 Third Quarter and Year to Date Highlights:

•	Total assets at September 30, 2017 increased $23.6 million, or 4.8%, to $512.8 million when compared to December 31, 2016 and exceeded $500 million for the first time in company history during 2017;
•

Loans receivable, net increased 11.0% to $362.4 million at September 30, 2017 from $326.4 million at December 31, 2016 primarily due to organic commercial loan growth of 25.3% during the first nine months of 2017;

•	Total deposits grew by $15.0 million, or 3.9%, to $400.9 million at September 30, 2017 when compared to December 31, 2016, which included net core (non-time) deposit growth of $14.8 million;
•	Net interest income increased $1.2 million, or 10.6%, for the nine months ended September 30, 2017 when compared to the prior year period primarily due to commercial loan growth;
•	Third Quarter 2017 net interest margin was 3.63%, an increase of 17 basis points from third quarter 2016 and 18 basis points from fourth quarter 2016;
•	Net interest margin was 3.65% for the nine months ended September 30, 2017, up 22 basis points when compared to the nine months ended September 30, 2016; and
•

Non-performing loans as a percent of total loans decreased from 1.80% as of December 31, 2016 to 1.03% as of September 30, 2017 primarily due to the payoff of non-performing commercial loans during the first nine months of 2017.

“We are extremely pleased to have exceeded the $500 million threshold in total assets, marking a significant milestone for the Bank,” stated Daniel P. Reininga, President and Chief Executive Officer.  “Our financial results have been positively impacted by our strategic focus on organic growth through the establishment and strengthening of customer relationships. We will remain focused on delivering exceptional individualized service while providing our customers with innovative banking products and services.”

Net income for third quarter 2017 was $940,000, or $0.15 per diluted share, compared to net income of $757,000, or $0.13 per diluted share, for third quarter 2016. Third quarter 2017 net income reflected a $433,000 increase in net interest income which was partially offset by a $193,000 increase in non-interest expenses and a $66,000 increase in income tax expense when compared to the third quarter of 2016.

Net income for the nine months ended September 30, 2017 was $2.8 million, or $0.46 per diluted share, compared to net income of $3.4 million, or $0.56 per diluted share, for the nine months ended September 30, 2016. Net income for the first nine months of 2017 was primarily impacted by a $1.4 million decrease in non-interest income when compared to the nine months ended September 30, 2016. The decrease was primarily due to a $1.6 million pre-tax realized gain on the sale of securities during the nine months ended September 30, 2016 as compared to a $244,000 pre-tax realized gain on the sale of securities during the nine months ended September 30, 2017. Additionally, net income for the nine months ended September 30, 2017 reflected a $379,000 increase in non-interest expense and a $140,000 increase in the provision for loan losses, which was partially offset by a $1.2 million increase in net interest income and a $155,000 decrease in income tax expense when compared to the nine months ended September 30, 2016. The decrease in income tax expense was due to lower pre-tax income, while the effective tax rate remained consistent with the prior year rate.

Net Interest Income

Third quarter 2017 net interest income increased $433,000, or 11.3%, to $4.3 million as compared to the 2016 third quarter.  Net interest income increased $1.2 million, or 10.6%, to $12.6 million for the nine months ended September 30, 2017 as compared to the same period in 2016.

Interest income for the third quarter of 2017 was $4.9 million, an increase of $550,000, or 12.5%, compared to third quarter 2016.  The increase was attributable to a $44.2 million, or 13.9%, increase in the average balance of loans, partially offset by an  $18.0 million decline in the average balance of the Bank’s securities portfolio from the third quarter of 2016.

Interest income for the nine months ended September 30, 2017 was $14.5 million, an increase of $1.4 million, or 10.5%, compared to the same period in 2016.  The increase was primarily attributable to a $40.0 million, or 12.9%, increase in the average balance of loans, partially offset by a $19.7 million decline in the average balance of the Bank’s securities portfolio from the nine month period ended September 30, 2016. The increase in the average loan balance was primarily due to growth in the commercial real estate, home equity and commercial business loan portfolios, partially offset by a decrease in residential, one- to four-family loans since September 30, 2016. The decrease in the average balance of the securities portfolio was primarily due to the Company’s strategy to reinvest paydowns and sales proceeds received on the securities portfolio into adjustable rate commercial loan originations in order to be in a better position to take advantage of future increases in market interest rates. The increase in interest income during the nine months ended September 30, 2017 was also due to the receipt of $202,000 in past due interest related to the pay-off of one non-performing commercial real estate loan.

Interest expense for the 2017 third quarter was $682,000, an increase of 20.7%, from $565,000 for the 2016 third quarter. The increase was primarily due to an increase in the average interest rates being paid on demand deposit, money market and time deposit accounts, as well as a $19.0 million increase in average core deposits since the 2016 third quarter, partially offset by a $1.4 million decrease in average time deposits during the third quarter of 2017. The increase was also due to a $46,000 increase in interest paid on borrowings. The average balance for borrowings increased $8.0 million and the average rate paid increased to 2.06% in the third quarter 2017 from 1.96% since the 2016 third quarter.

Interest expense for the nine months ended September 30, 2017 was $1.9 million, an increase of $167,000, or 9.7%, from the nine months ended September 30, 2016.  Average core deposits increased by $17.9 million since the nine month period ended September 30, 2016, partially offset by a $4.8 million decrease in higher cost average time deposits.  Average interest rates paid on money market and time deposit accounts increased by five basis points during the nine month period ended September 30, 2017 when compared to the prior year period. The increase was also due to a $48,000 increase in interest paid on borrowings. The average balance for borrowings increased $2.4 million and the average rate paid increased to 2.01% for the nine months ended September 30, 2017 from 1.93% since the nine months ended September 30, 2016.

Non-Interest Income

Non-interest income decreased by $41,000, or 6.2%, to $617,000 in the third quarter of 2017 as compared to $658,000 for the third quarter 2016. The decrease in non-interest income was primarily due to a $55,000, or 98.2% decrease in gains on the sale of loans as a result of a fourth quarter 2016 strategic decision to retain, rather than sell, residential loans originated due to the stabilization of the Bank’s interest rate risk levels. Third quarter 2017 service charges and fees decreased by $20,000, or 4.3%, when compared to third quarter 2016, primarily due to a lower volume of deposit fees during the quarter. The decrease in non-interest income was partially offset by a $22,000 pre-tax gain on the sale of securities during the 2017 third quarter.  The Bank did not sell any securities during the 2016 third quarter. Earnings on bank owned life insurance increased by $21,000, or 30.0%, during the third quarter of 2017 primarily due to the purchase of an additional $2.5 million in bank owned life insurance during the fourth quarter of 2016.

Non-interest income decreased by $1.4 million, or 40.8%, to $2.1 million for the nine months ended September 30, 2017 as compared to $3.5 million for the nine months ended September 30, 2016. The decrease was primarily due to a $1.6 million pre-tax realized gain on the sale of securities during the nine months ended September 30, 2016 as compared to a $244,000 pre-tax realized gain on the sale of securities during the nine months ended September 30, 2017. The decrease was also due to a $107,000, or 91.5%, decrease in gains on the sale of loans during the nine months ended September 30, 2017 as compared to the prior year period. These decreases were partially offset by a $61,000, or 29.5% increase in earnings on bank owned life insurance and a $27,000, or 2.0%,  increase in earnings on service charges and fees during the nine months ended September 30, 2017.

Non-Interest Expense

Non-interest expense was $3.6 million for the third quarter of 2017, an increase of $193,000, or 5.6%, compared to the same quarter in the prior year. The current year third quarter had higher expenses for salary and benefits, advertising, data processing and other expenses, partially offset by lower expenses for FDIC insurance and professional services.

Non-interest expense was $10.7 million for the nine months ended September 30, 2017, an increase of $379,000, or 3.7%, compared to the same period in the prior year. Salary and benefits expense increased by $222,000, or 4.1%, due to annual salary increases and grants of stock awards.  Data processing expenses increased $122,000, or 15.0%, due to implementation of new technology associated with enhanced product features and growth in deposit and loan accounts. Increases in occupancy and equipment expenses, advertising expenses, postage and supplies costs and other expenses in the nine months ended September 30, 2017 were partially offset by decreases in professional service fees and FDIC insurance expense.

Asset Quality

The third quarter 2017 provision for loan losses was $75,000, a decrease of $50,000, or 40.0%, as compared to the same quarter in the prior year.  The decrease in the provision was primarily due to an improvement in non-performing loans during the three months ended September 30, 2017.  The decrease was partially offset by an increase in provision for commercial business loans due to an increase in classified loans in this category.

The provision for loan losses for the nine months ended September 30, 2017 was $450,000, an increase of $140,000, or 45.2%, as compared to the same period in the prior year.  The increase in provision expense was primarily due to commercial loan growth and was partially offset by a decrease in provision set aside for impaired loans as a result of commercial loan payoffs during the 2017 period, as well as an improvement in non-performing loans during the nine months ended September 30, 2017.

Non-performing loans as a percent of total loans at September 30, 2017 were 1.03%, a 76 basis points decrease from 1.80% at December 31, 2016, primarily due to payoffs received on non-performing commercial real estate and commercial business loans during the first nine months of 2017. The Company’s allowance for loan losses as a percent of total loans was 0.89% at September 30, 2017 and 0.88% at December 31, 2016.

Balance Sheet Summary

Total assets at September 30, 2017 were $512.8 million. Loans receivable, net at September 30, 2017 were $362.4 million, a $36.0 million, or 11.0%, increase as compared to $326.4 million at December 31, 2016. The increase in total loans was primarily due to an increase in commercial real estate, construction, commercial business and home equity loans, partially offset by a decrease in residential, one- to four-family loans. Total deposits at September 30, 2017 were $400.9 million, an increase of $15.0 million, or 3.9%, compared with $385.9 million at December 31, 2016. The increase in deposits was primarily due to an increase in net core deposits. Core deposits at September 30, 2017 were $253.5 million, an increase of $14.8 million, or 6.2%, from December 31, 2016.

Long-term debt at September 30, 2017 was $27.0 million, an increase of $8.0 million, or 42.2%, as compared to $19.0 million at December 31, 2016. The additional borrowings taken down during the first nine months of 2017 allowed the Bank to take advantage of low fixed-rates in order to fund loan growth. Stockholders’ equity at September 30, 2017 was $78.2 million, an increase of $2.1 million, or 2.8%, compared with $76.0 million at December 31, 2016.  The increase in stockholders’ equity was primarily attributed to net income which was partially offset by dividend payments.

Dividends Declared

The Company’s Board of Directors approved a $0.08 per share cash dividend on the Company’s common stock on October 25, 2017, payable on November 20, 2017, to shareholders of record as of

November 6, 2017. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 59.6%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $16.10 on October 24, 2017, which implied a dividend yield for the Company’s common stock of 1.99%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2017	2016
	(Unaudited)
	(Dollars in thousands)

Total assets	$512,761	$489,174
Cash and cash equivalents	44,373	45,479
Securities available for sale	73,108	86,335
Loans receivable, net	362,408	326,365
Deposits	400,923	385,893
Long-term debt	26,950	18,950
Stockholders’ equity	78,161	76,030

Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,947	$4,397	$14,479	$13,108
Interest expense	682	565	1,889	1,722
Net interest income	4,265	3,832	12,590	11,386
Provision for loan losses	75	125	450	310
Net interest income after provision for loan losses	4,190	3,707	12,140	11,076
Total non-interest income	617	658	2,054	3,471
Total non-interest expense	3,613	3,420	10,692	10,313
Income before income taxes	1,194	945	3,502	4,234
Income tax expense	254	188	704	859
Net income	$940	$757	$2,798	$3,375
Basic and diluted earnings per share	$0.15	$0.13	$0.46	$0.56
Dividends declared per share	$0.08	$0.07	$0.24	$0.21

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)

Return on average assets(1)	0.74%	0.63%	0.75%	0.94%
Return on average equity(1)	4.81%	3.90%	4.81%	5.89%
Average interest-earning assets to average interest-bearing liabilities	128.53%	130.19%	128.33%	128.82%
Interest rate spread	3.46%	3.31%	3.49%	3.28%
Net interest margin	3.63%	3.46%	3.65%	3.43%

(1) Annualized

	September 30,	December 31,
	2017	2016
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.03%	1.80%
Non-performing assets as a percent of total assets	0.83%	1.28%
Allowance for loan losses as a percent of total net loans	0.89%	0.88%
Allowance for loan losses as a percent of non-performing loans	85.83%	49.12%